Exhibit 4.6

EXECUTION COPY

STOCK PURCHASE AGREEMENT

dated as of

May 5, 2006

among

MIH (UBC) HOLDINGS BV

ROBERTO CIVITA,

GIANCARLO FRANCESCO CIVITA,

VICTOR CIVITA

and

ROBERTA ANAMARIA CIVITA

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”) dated May 5, 2006 between, on one side, MIH (UBC) Holdings BV, a company organized under the laws of the Netherlands, with head offices at 13-15 Jupiterstraat, HC 2132 Hoofddorp, the Netherlands, herein represented in accordance with its corporate documents (“MIH” or the “Buyer”), and, in the other side, Mr. Roberto Civita, Brazilian citizen, married, publisher, bearer of the Identity Card RG No. 1.666.785, enrolled with the Individual Taxpayers’ Registry (CPF/MF) under No. 006.890.178-04, resident and domiciled in the City of São Paulo, State of São Paulo, with offices at Av. das Nações Unidas, 7221, 24th floor, Mr. Giancarlo Francesco Civita, Brazilian citizen, married, bachelor in social communication, bearer of the Identity Card RG No. 6.167.806-5, enrolled with the Individual Taxpayers’ Registry (CPF/MF) under No. 040.666.108-11, resident and domiciled in the City of São Paulo, State of São Paulo, with offices at Av. das Nações Unidas, 7221, 24th floor, Mr. Victor Civita, Brazilian citizen, married, producer, bearer of the Identity Card RG No. 6.166.935-0, enrolled with the Individual Taxpayers’ Registry (CPF/MF) under No. 040.666.138-37, resident and domiciled in the City of São Paulo, State of São Paulo, with offices at Av. das Nações Unidas, 7221, 24th floor and Mrs. Roberta Anamaria Civita, Brazilian citizen, married, psychologist, bearer of the Identity Card RG No. 6.167.088, enrolled with the Individual Taxpayers’ Registry (CPF/MF) under No. 040.666.168-52, resident and domiciled in the City of São Paulo, State of São Paulo, with offices at Av. das Nações Unidas, 7221, 24th floor (Mr. Roberto Civita, Mr. Giancarlo F. Civita, Mr. Victor Civita, and Mrs. Roberta A. Civita shall be jointly referred as “Sellers").

W I T N E S S E T H :

WHEREAS, the Sellers are the legal holder and registered owner of shares of common stock and shares of preferred stock of Abril S.A., a company (sociedade por ações) organized under the laws of the Federative Republic of Brazil, with head offices in the City of São Paulo, State of São Paulo, at Av. das Nações Unidas, 7221, 25th floor, Sector A, enrolled with the Legal Entities Taxpayers’ Registry (CNPJ/MF) under No. 03.788.716/0001-93 (the “Company”);

WHEREAS, MIH desires to acquire an equity stake of 30% of the Company’s total capital stock, through a combination of subscription of newly issued shares of common stock and shares of preferred stock and the purchase of shares of common stock and shares of preferred stock from the Sellers and Capital International (as defined below), as a result of which MIH will hold 30% and 30% of the total issued and outstanding shares of common stock and preferred stock of the Company, respectively;

WHEREAS, on the date hereof, MIH and the Company are entering into a subscription agreement for the subscription, by MIH, of shares of common stock and shares of preferred stock of the Company on the date hereof;

WHEREAS, on the date hereof, MIH and Capital International are entering into a stock purchase agreement for the purchase and sale 1,533,134 of shares of common stock and 1,533,133 shares of preferred stock of the Company on the date hereof, held by Capital International, representing 13.80% and 13.80% of the total issued and outstanding shares of common stock and preferred stock, respectively; and

WHEREAS, MIH hereby agrees to purchase from the Sellers and the Sellers agree to sell and transfer to MIH, on the date hereof, 1,316,246 shares of preferred stock of the Company, representing 11.80% of the total issued and outstanding shares of preferred stock, respectively, on a fully diluted basis, for the aggregate purchase price set forth below and upon other terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person;

“Agreement” means this Stock Purchase Agreement and the Schedules and Exhibits attached hereto;

“Brazilian Corporation Law” means Law No. 6,404/76, as amended;

“Brazilian GAAP” means generally accepted accounting principles in Brazil;

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in the City of São Paulo, State of São Paulo are authorized or required by law to close;

“Buyer” means MIH (UBC) Holdings BV;

“Capital International” means Brazil April LLC and Brazil May LLC;

“CI Acquisition Shares” means 1,533,134 shares of common stock and 1,533,133 shares of preferred stock of the Company, representing 13.80% and 13.80% of the total issued and outstanding shares of common stock and preferred stock, respectively, owned by Capital International;

“CIESP” means Centro das Indústrias do Estado de São Paulo - CIESP;

“CI Stock Purchase Agreement” means the stock purchase agreement, dated the date hereof, between MIH and Capital International, for the purchase, by MIH, of the CI Acquisition Shares;

“Claim” has the meaning set forth in Section 8.04 of this Agreement;

“Closing” has the meaning set forth in Section 7.01 of this Agreement;

“Closing Date” has the meaning set forth in Section 7.01 of this Agreement;

“Company” means Abril S.A.;

“Confidential Information” has the meaning set forth in Section 5.03 of this Agreement;

“Control” (including the terms “Controls”, “Controlled by” and “under common Control with”) means, with respect to any Person or group of Persons (the “Controlling Person(s)”), (i) the holding of shares representing more than 50% (fifty percent) of all the voting shares of another Person or (ii) the ability to appoint the majority of the members of the board of directors or other governing body of such other Person;

“Governmental Authority” means any government, governmental entity, regulatory authority, department, commission, board, agency or instrumentality, any recognized stock exchange and any court, arbitrator, tribunal, whether foreign or domestic, with jurisdiction over the Parties;

“Indemnified Parties” has the meaning set forth in Section 8.01 of this Agreement;

“Lien” means any mortgage, lien, pledge, charge, security interest, encumbrance, objections, rights of first refusal, options or other restriction of any kind, or any other right in favour of or claims by, any third party of whatsoever nature;

“Losses” has the meaning set forth in Section 8.01 of this Agreement;

“MIH” means MIH (UBC) Holdings BV;

“Parties” means MIH and the Sellers; and “Party” means any of them;

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof;

“Purchase Price” has the meaning set forth in Section 2.02 of this Agreement;

“R$” or “Reais” means Brazilian Reais.

“Sellers” means the Mr. Roberto Civita, Mr. Giancarlo Francesco Civita, Mr. Victor Civita and Mrs. Roberta Anamaria Civita;

“Sellers’ Bank Accounts” has the meaning set forth in Section 2.03 of this Agreement;

“Shares” means the 1,316,246 shares of preferred stock of the Company, representing 11.80% of the total issued and outstanding shares of preferred stock owned by the Sellers and the subject of the purchase and sale contemplated in this Agreement;

“Shareholders’ Agreement” means the Shareholders’ Agreement of the Company, entered on the date hereof, between the Company, MIH, MIH Brazil Participações Ltda. and the Sellers;

“Subscription Agreement” means the subscription agreement, dated the date hereof, between MIH, Mr. Roberto Civita and Mr. Giancarlo Francesco Civita and the Company, for the subscription, by MIH, of the Subscription Shares;

“Subscription Shares” means the shares of common stock and shares of preferred stock of the Company, to be issued by the Company and subscribed by MIH on the Closing Date;

“Subsidiaries” means any Person of which securities or other ownership interests are directly or indirectly owned by another Person; and

“Transaction Documents” means this Agreement, the CI Stock Purchase Agreement, the Subscription Agreement, the Shareholders’ Agreement and the Registration Rights Agreement.
ARTICLE 2

PURCHASE AND SALE

SECTION 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, and upon the basis of the representations and warranties contained herein, the Buyer agrees to purchase from the Sellers and the Sellers agree to sell and transfer to the Buyer, on the date hereof 1,316,246 shares of preferred stock (the “Shares”) of the Company, representing 11.80% of the total issued and outstanding shares of preferred stock, on a fully diluted basis, for the Purchase Price set forth in Section 2.02 below.

SECTION 2.02. Purchase Price. (a) As consideration for the Shares, the Buyer agrees to pay the aggregate amount in Reais equivalent to US$84,200,000.00 (the “Purchase Price”), distributed among each of the Sellers as indicated in Exhibit 2.02 attached hereto.

SECTION 2.03. Payment. The Purchase Price shall be paid by the Buyer to the Sellers, by international wire transfer, in immediately available funds, to the bank accounts in Brazil indicated in Exhibit 2.03 hereto attached (the “Sellers’ Bank Accounts”), as follows: (a) Reais equivalent to US$70,200,000.00 on the date hereof, and (b) the Reais equivalent to US$14,000,000.00, to be paid within 72 hours after the date on which the Sellers notify the Buyer, in writing accompanied by evidence thereof, that the sale of Novo Continente to the Company has been completed.

SECTION 2.04. Waiver of Preemptive Rights. Each of the Sellers expressly waives any preemptive right it may be entitled in relation to the purchase and sale of the Shares and to the purchase and sale of the CI Acquisition Shares.

SECTION 2.05. Taxes. The Parties agree that the Sellers shall be solely liable for the payment of their any Sellers Imposto de Renda sobre Ganho de Capital (capital gain income tax) payable in Brazil.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers jointly and severally represents and warrants to the Buyer that each of the following representations and warranties is, as of the date hereof, true and correct and in full force and effect, subject to the qualifications and exceptions contained in the Schedules hereto attached. In this regard, any fact, act, item, contract, agreement, document or information listed, described, contained or disclosed in any of the Schedules hereto attached shall be deemed (a) listed, descried, contained and disclosed in all other Schedules hereto attached even though not expressly set forth in such other Schedule and (b) to qualify and except such other representation and warranties contained in this Article 3, whether or not a specific reference to the Schedule is made in such other representation or warranty.

SECTION 3.01. Authorization, Binding Effect. The execution, delivery and performance by each of the Sellers of this Agreement and the consummation of the transactions contemplated hereby are within such Sellers’ powers. The Sellers’ are competent to execute, deliver, perform and consummate the transactions contemplated in this Agreement. This Agreement constitutes a valid and binding agreement upon each of the Sellers and is enforceable against each such Seller in accordance with its terms.

SECTION 3.02. Governmental Authorization. The execution, delivery and performance by each of the Sellers of this Agreement and the consummation of the transactions contemplated hereby require no action, approval, consent or declaration by or in respect of, notice or filing with, any Governmental Authority, agency or official other than the filing with Conselho Administrativo de Defesa Econômica - CADE and the notice to the Agência Nacional de Telecomunicações - ANATEL.

SECTION 3.03. Noncontravention. The execution, delivery and performance by each of the Sellers of this Agreement and the consummation of the transactions contemplated hereby do not (i) assuming any filing required by the antitrust and telecommunications authorities properly made, violate any material applicable law, rule, regulation, judgment, injunction, order or decree, (ii) except as set forth in Section 3.02 above, require any consent or other action by any Person, constitute a default, or give rise to any right of termination, cancellation, vesting or acceleration of any right or obligation of any of the Sellers, or (iiii) except for any Lien created by the Transaction Documents, result in the creation or imposition of any Lien on any asset of the Company.

SECTION 3.04. Ownership of the Shares. With respect to its own Shares only, each Seller is the sole record and beneficial owner of the Shares as set forth opposite its name in Schedule 3.04 hereto attached. The Shares have been duly authorized and validly issued and are fully paid and non assessable, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares).

SECTION 3.05. Litigation. There is no claim, action, suit, litigation or proceeding outstanding, pending or threatened against any of the Sellers that seeks to prevent the Sellers from entering into or implementing the transactions contemplated in this Agreement.

SECTION 3.06. Capital International transaction documents. Immediately prior to the transfer of the Shares to the Buyer hereunder, each and every contract, agreement, document, instrument, obligation, reimbursement agreement, security agreement, pledge agreement, guaranty, commitment and arrangement, in each case as amended, supplemented or otherwise modified, entered into, on one hand, by the Company, any of its Subsidiaries and/or any Seller, and on the other hand, Capital International, any fund managed by or on behalf of Capital International, Capital International, Inc. or any Subsidiaries thereof will have been terminated and have no further force and effect, and any and all parties thereto will have been expressly released from any and all obligations or liabilities that may have arisen in the past, or that could arise in the future, therefrom.

SECTION 3.07. No Other Representations and Warranties. Except for the representations and warranties contained in this Article 3 and for the representation and warranties contained in Article 4 of the Subscription Agreement, the Sellers do not make any representation or warranty, express or implied, to the Buyer, as to any matter.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers that each of the following representations and warranties is, as of the date hereof, and will be, on the Closing Date, true and correct and in full force and effect.

SECTION 4.01. Existence. The Buyer is duly organized, validly existing and in good standing under the laws of the Netherlands and has all corporate powers, governmental licenses, authorizations, permits, consents and approvals required to own its properties and to carry on its business as presently conducted.

SECTION 4.02. Authorization, Binding Effect. The Buyer has been duly authorized by all necessary corporate action to execute, deliver, perform and consummate the transactions contemplated in this Agreement. This Agreement constitutes a valid and binding agreement upon the Buyer and is enforceable against the Buyer in accordance with its terms.

SECTION 4.03. Governmental Authorization. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby require no action, approval, consent or declaration by or in respect of, notice or filing with, any Governmental Authority, agency or official other than the filing with Conselho Administrativo de Defesa Econômica - CADE, the notice to the Agência Nacional de Telecomunicações - ANATEL and the approval of the investment by the South African Reserve Bank.

SECTION 4.04. Noncontravention. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the organizational documents or bylaws of MIH or its Controlling shareholder, (ii) assuming any filing required by the antitrust, the telecommunications and the South African Reserve Bank authorities properly made, violate any applicable material law, rule, regulation, judgment, injunction, order or decree, or (iii) except as set forth in Section 4.03 above, require any consent or other action by any Person, constitute a default, or give rise to any right of termination, cancellation, vesting or acceleration of any right or obligation of any of MIH.

SECTION 4.05. Litigation. There is no claim, action, suit, litigation or proceeding outstanding, pending or threatened against MIH that seeks to prevent the Buyer from entering into or implementing the transaction contemplated in this Agreement.

SECTION 4.06. Due Diligence. In entering into this Agreement and the other Transaction Documents, MIH acknowledges that (a) it has conducted an independent due diligence investigation, review and analysis of the business, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, and (b) except for the specific representations and warranties contained herein, MIH has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations and warranties of the Sellers (and of their respective representatives and advisors).

SECTION 4.07. Financial Capacity. MIH has the financial capacity whether through its own resources or through credit facilities from reputable financial institutions to fulfil all of its obligations under this Agreement.

SECTION 4.08. Ability to Evaluate the Risk. MIH has knowledge and experience in financial and business matters such that it was capable of evaluating the risks of the investment in the Shares.

SECTION 4.09. Brokers and Finders. MIH has engaged Citigroup as its financial adviser in connection with the transaction contemplated in this Agreement. MIH shall bear all the expenses, including any commission or fee, to be paid to such financial adviser in connection with this Agreement.

SECTION 4.10. Purchase Price. Each Seller is receiving the same Purchase Price per Share as the members of Capital International, and there is no other consideration directly or indirectly being paid by the Buyer.

ARTICLE 5

COVENANTS OF ALL PARTIES

SECTION 5.01. CADE Submission. (a) MIH agrees to make appropriate filings pursuant to applicable antitrust laws to obtain CADE’s approval of the transactions contemplated by this Agreement and the other Transaction Documents within 15 (fifteen) Business Days following the execution of this Agreement. MIH and the Sellers agree to respond, and to cause the Company to respond, as promptly as practicable to any inquiries received from the notified authorities and agree to supply, promptly, any additional information and documentary material that may be requested by such notified authorities.

(b) The Sellers shall cooperate in obtaining any information required for the CADE filing and to supply any information requested by any of the antitrust authorities.

SECTION 5.02. Other Filings. The Parties agree to cooperate with one another in any other filing, notice or communication to any other Governmental Authority, including furnishing information required in connection therewith and seeking timely to make any such filing, notice or communication.

SECTION 5.03. Confidentiality. (a) The Parties ratify the terms and conditions of the Confidentiality Agreement, dated February 7, 2006, and agree to comply with the obligations provided therein. In addition to the foregoing, from and after the date hereof, the Parties agree jointly and severally to hold, and to cause their Affiliates and respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, all confidential documents and information concerning the Company, the Business and/or the Parties, including without limitation, certain non-public information about the proposed or potential business strategy, operations, financial matters and other matters relating to the Company (the “Confidential Information”), except to the extent that such information can be shown to have been (i) in the public domain through no fault of any of the Parties or (ii) later lawfully acquired by any of the Parties from other sources without any breach of any law, regulation, order or confidentiality obligation. Confidential Information may only be disclosed in the event that any of the Parties is compelled to disclose such Confidential Information by law, rule, regulation, order or decree enacted by a Governmental Authority to which such Party is subject or as a result of judicial or administrative process in connection with any action, suit, proceeding or investigation. In any event Confidential Information is disclosed, the disclosing Party shall take all such steps as may be reasonable in the circumstances to agree the contents of such disclosure with the other Party before making such disclosure.

(b) From and after the date hereof, the Parties agree to hold, and cause their Affiliates and respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, any and all information regarding the terms and conditions of this Agreement. The terms and conditions of this Agreement may only be disclosed in the event that any of the Parties is compelled to disclose such information by law, rule, regulation, order or decree enacted by a Governmental Authority to which the Party is subject or as a result of judicial or administrative process in connection with any action, suit, proceeding or investigation. In any event the terms and conditions of this Agreement are disclosed, the Party concerned shall take all such steps as may be reasonable in the circumstances to agree the contents of such disclosure with the other Party before making such disclosure.

SECTION 5.04. Public Announcements. The Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by applicable law or any listing requirement of any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

ARTICLE 6

CONDITIONS TO CLOSING

SECTION 6.01. Conditions to Obligations of the Parties. The obligation of each Party to carry out its respective actions at Closing is subject to the fulfilment of the following conditions:

(i) Closing of the Purchase of the CI Acquisition Shares. The Parties to the CI Stock Purchase Agreement shall have executed the CI Stock Purchase Agreement and shall be in a position to close the purchase of the CI Acquisition Shares simultaneously with the transaction contemplated in this Agreement.

(ii) Closing of the Subscription of the Subscription Shares. The Parties to the Subscription Agreement shall have executed the Subscription Agreement and shall be in a position to close the subscription of the Subscription Shares simultaneously with the transaction contemplated in this Agreement.

ARTICLE 7

CLOSING

SECTION 7.01. Closing. The purchase and sale of the Shares and payment of the Purchase Price shall take place at the head-offices of the Company, at Av. das Nações Unidas, 7221, 25th floor, in the City of São Paulo, State of São Paulo (“Closing”), on the date hereof (the “Closing Date”). For all purposes all of the transactions contemplated by this Article 7 shall be deemed to have occurred simultaneously.

SECTION 7.02. Actions by the Sellers at Closing. On the Closing Date, each of the Sellers shall take the following actions:

(i) Execute and deliver this Agreement;

(ii) Execute the term for transfer of the Shares in the Company’s Share Transfer Registry Book;

(iii) Execute and deliver the Subscription Agreement;

(iv) Execute and deliver the Registration Rights Agreement;

(v) Execute and deliver the Shareholders Agreement; and

(vi) Deliver to the Buyer an opinion of counsel to the Sellers and the Company confirming the enforceability and validity of the Transaction Documents.

SECTION 7.03. Actions by the Buyer at Closing. On the Closing Date, the Buyer shall take the following actions:

(i) Execute and deliver this Agreement;

(ii) Pay the Purchase Price;

(iii) Execute the term for transfer of the Shares in the Company’s Share Transfer Registry Book;

(iv) Execute and deliver the Subscription Agreement;

(v) Execute and deliver the Registration Rights Agreement; and

(vi) Execute and deliver the Shareholders Agreement.

SECTION 7.04. Simultaneous transactions at Closing. All of the transactions to occur at the Closing shall be deemed to occur simultaneously. The Parties shall have no obligation to consummate any of the transactions referred to in Section 7.02 and 7.03 unless all shall have been consummated.

ARTICLE 8

INDEMNIFICATION

SECTION 8.01. Indemnification. Each Seller joint and severally agrees to indemnify and hold the Buyer and its shareholders, officers, directors and employees (the “Indemnified Parties”), harmless from any and all liability, loss, damage, claims, awards, judgments, costs and expenses (including reasonable fees and expenses of attorneys) (“Losses”) incurred or suffered by any of the Indemnified Parties exclusively and directly in connection with, relating to or as a result of (i) any breach of any of representations and warranties given by the Sellers in Article 3 hereof; and/or (ii) any breach by the Sellers of any covenant or agreement contained in this Agreement. The applicable Seller shall not be liable to any Indemnified Party for any Losses arising from a breach of any of its representations and warranties to the extent that the act or fact (including the amount of the potential Loss) that gave rise to such Loss was disclosed in any of the Schedules attached hereto as an exception to any of the representations and warranties (it being agreed and understood that the disclosure of any act of fact as an exception to one of the representations and warranties shall be extended to and considered an exception of all of the other representations and warranties regardless of any repetition of additional disclosure thereof). The disclosures contained in the Schedules as well as any qualifications, limitations or exceptions contained in the representations and warranties hereunder shall not be disregarded for any purpose or effect and shall not entail, in any way, an obligation to indemnify pursuant to this Agreement.

SECTION 8.02. Survival of Indemnification Obligations. The indemnification obligation of the Sellers provided for in this Article 8 shall remain in full force and effect for 5 (five) years from the date hereof.

SECTION 8.03. Only Recourse, Limit on Indemnification. (a) The indemnification provided in this Article 8 shall be the sole and exclusive remedy of any Indemnified Party (and any of their Affiliates) against the Sellers with respect to any inaccuracy or breach of any representation, warranty or covenant of the Sellers in this Agreement and the sale of Shares contemplated hereby, except in respect of any available injunctive or other similar non-monetary relief or remedies. MIH hereby acknowledges that it has relied solely on the representations, warranties and covenants of the Sellers pursuant to this Agreement and on no other statements, reports or other information furnished by or on behalf of the Sellers.

(b) The Parties agree that any indemnification to be paid by each Seller shall be limited to a maximum amount equivalent to 100% the actual amount of the Purchase Price received by the applicable Seller.

SECTION 8.04. Indemnification Procedures. In the event that any action, suit, proceeding, demand, assessment or other notice of claim (“Claim”) is filed against or made upon any Indemnified Party during the 5 (five) year period, for which indemnification may be due from the Sellers pursuant to Section 8.01 above, such Indemnified Party shall notify the applicable Seller, in writing, as soon as reasonably practical, but in no event later than 1/3 of the legal term to present a defence for the respective Claim, which notice shall contain, in reasonable detail, a description of the amounts being claimed and the basis thereto. The Sellers may either decide to present a defence or counterclaim or pay the amount sought under the Claim (including to post a bond for such a defence, if so required). The Sellers shall bear any and all costs incurred, including reasonable attorney’s fees and court fees, guarantees, as well as expenses incurred by them in relation to the defence of the Claim and during the course of the Claim. In the event that the Sellers do not present a defence, counterclaim or pay the amount sought under the Claim within the 2/3 of the period available for the presentation of the relevant defence, the Indemnified Party shall assume the defence of the Claim. The Sellers shall promptly and immediately reimburse MIH for any and all expenses incurred in relation to said Claim, whether during an administrative or judicial proceeding, including, but not limited to attorneys’ expenses, court fees, administrative fees and penalties. If MIH assumes the defence of any Claim in accordance with the terms of the preceding sentence, MIH shall not be entitled to agree to any settlement, agreement or compromise with respect thereto without the prior written consent of the Sellers, which consent shall not be unreasonably withheld. The Sellers shall not be required to any settlement, agreement or compromise that (i) does not contain a full release with respect to the respective Claim, or (ii) provides for any injunctive or other non-monetary relief.

SECTION 8.05. Payment of Losses. The Sellers shall pay the amount of the Loss to the relevant Indemnified Party within 10 (ten) Business Days counted as of the receipt, by the Sellers, of written notification from the Indemnified Party in this regard containing a copy of a final and non-appealable decision rendered with respect thereto. All transfers to the Indemnified Party shall be in immediately available funds and free and clear of PIS and/or COFINS, if applicable, and any indemnification payment relating to a non-deductible expense of the Indemnified Party (including direct tax and social contribution) must be grossed up to cover any and all taxes payable by the Indemnified Party on account of such payment.

SECTION 8.06. MIH Indemnification. MIH and its shareholders shall defend, indemnify and hold the Sellers and its shareholders, officers, directors and employees harmless from and against and in respect of any and all Losses incurred or suffered by any of the foregoing in connection with, relating to or as a result of (i) any breach of any representations and warranties given by MIH in Article 4 hereof; and/or (ii) any breach by MIH of any covenant or agreement contained in this Agreement. The procedures set forth in Section 8.04 shall apply equally to any indemnification obligation of MIH, mutatis mutandis, interchanging “Sellers” for “MIH” where such terms appear in Section 8.04.

ARTICLE 9

TERMINATION

SECTION 9.01. Right to Terminate. This Agreement may not be terminated except by the mutual written consent of the Parties.

SECTION 9.02. Remedies. After the Closing has taken place, the indemnification rights provided for in Article 8 of this Agreement shall be the sole and exclusive remedy available to the Parties with respect to any breach of the representations and warranties of the Parties in this Agreement, and/or any breach of any covenant or other term in this Agreement.

ARTICLE 10

DISPUTE RESOLUTION

SECTION 10.01. Arbitration. (a) Any dispute arising between the Parties in connection with this Agreement, its interpretation, validity, performance, enforceability, breach or termination, shall be settled in an amicable way by the Parties by direct negotiations held in good faith for a term not exceeding 30 (thirty) calendar days.

(b) If, upon expiration of the 30-days period, the Parties have not reached an amicable settlement, the dispute must be submitted to the decision of an arbitration panel and shall be finally settled under the rules of the Chamber of Mediation and Arbitration of São Paulo - Centro das Indústrias do Estado de São Paulo - CIESP (“CIESP”).

(c) The arbitrators shall be in the number of 3 (three). MIH shall appoint 1 (one) arbitrator and the Sellers shall appoint 1 (one) arbitrator. The Parties designated arbitrators shall appoint the third arbitrator, who will be the chairman of the arbitration panel.

(d) The arbitration shall be conducted in accordance with the CIESP rules.

(e) The arbitration shall take place in the city of São Paulo and shall be conducted in the English language.

(f) To the fullest extent permitted by law, the Parties waive their right to file any remedies against (including, but not limited to) the arbitration award and any defences against its enforcement. The arbitration award shall be final and binding for the Parties. Specifically for purposes of any injunction procedure, whether of preventive, provisional or permanent nature, or even for purposes of the enforcement of the arbitration award, the Parties hereby elect the jurisdiction of the Central Courts of the City of São Paulo, State of São Paulo, with the exclusion of any other jurisdictions, no matter how privileged they may be.

ARTICLE 11

MISCELLANEOUS

SECTION 11.01. Binding Effect. This Agreement will be binding and inure to the benefit of the Parties, their respective legal successors and permitted assignees.

SECTION 11.02. Assignability. The rights and obligations set forth in this Agreement must not be assigned, except with the written consent of the other Parties. Upon completion of the actions required to be taken at Closing, MIH shall be entitled to contribute the Shares in a capital increase of a wholly-owned Brazilian subsidiary.

SECTION 11.03. Severability. In case any term or provision set forth in this Agreement is considered invalid, illegal or not applicable, due to any legal provision or final court decision, all the other conditions and provisions hereto will remain in full force and effect. In case any term or provision is considered invalid, illegal or inapplicable, the Parties will negotiate, in good faith, the amendment of this Agreement, so as to effect the original intent of the Parties hereto as closely as possible.

SECTION 11.04. Waiver; Amendment. (a) No failure of delay in exercising any right, power or privilege hereunder will be considered as a waiver thereof, nor will any single or partial exercise thereof prevent the future exercise thereof or the exercise of any other right, power or privilege.

(b) Any provision of this Agreement may only be amended or waived if through written form and signed by all the Parties hereto.

SECTION 11.05. Notices. All notices and communications required or allowed pursuant to this Agreement, will be made in written form, in English, and will be sent by registered mail, by fax (receipt confirmed) or e-mail (receipt confirmed), to the following addresses:

If to MIH:

MIH (UBC) Holdings BV
13-15 Jupiterstraat
2132 Hoofddorp
The Netherlands
Fax No.: +31 23 5562-880
Attn.: Messrs. Mark Sorour / André Coetzee
e-mail: msorour@naspers.com / acoetzee@mih.com

with copy to:

Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados
Al. Joaquim Eugênio de Lima, 447
São Paulo — SP — Brazil
Fax: (55 11) 3147-7770
Attn.: Moacir Zilbovicius
e-mail: moacir@mattosfilho.com.br

If to the Seller:

Av. das Nações Unidas, 7.221, 25º andar, Pinheiros
05425-902, São Paulo, SP, Brasil
At.: Mr. Arnaldo Figueiredo Tibyriçá - General Counsel
Fax: (+55 11) 3037-2115

with copy to:

Machado, Meyer, Sendacz e Opice — Advogados
Rua da Consolação, 247, 4th floor
São Paulo — SP — Brazil
Fax: (+55 11) 3150-7071
At.: Mr. José Roberto Opice
e-mail: jro@mmso.com.br

The Parties are entitled to amend, by means of written communication, pursuant to this section 11.05, the addresses above.

SECTION 11.06. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such cost or expense.

SECTION 11.07. Headings. The headings of the sections of this Agreement are included for convenience purposes and will not in any way affect the meaning or the interpretation of this Agreement.

SECTION 11.08. Conversion Rate. Any amounts in this Agreement expressed in United States dollars shall be converted into Reais by the average of the purchase and sale rates for United States dollars published by the Central Bank of Brazil on the Business Days immediately prior to the date on which any payment is due or conversion is to be made in accordance with the terms of this Agreement through the SISBACEN data system under rate PTAX 800, option 5 — L — Taxas para Contabilidade.

SECTION 11.09. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement will become effective when each Party hereto will have received a counterpart hereof signed by the other Party hereto. No provision of this Agreement is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

SECTION 11.10. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings and offers, both oral and written, between the Parties with respect to the subject matter of this Agreement.

SECTION 11.12. Applicable Law. This Agreement is governed and interpreted in accordance with the laws of the Federative Republic of Brazil.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers, as of the day and year first above written, in the presence of the two witnesses named below.

/s/ Roberto Civita	/s/ Giancarlo F. Civita
ROBERTO CIVITA	GIANCARLO F. CIVITA

/s/ Victor Civita	/s/ Roberta A. Civita
VICTOR CIVITA	ROBERTA A. CIVITA

MIH (UBC) HOLDINGS BV

WITNESSES:

1)	2)
Name: ID:	Name: ID:

EXHIBIT 2.02

PERCENTAGE OF PURCHASE PRICE TO EACH OF THE SELLERS

Roberto Civita	40%
Giancarlo Francesco Civita	20%
Victor Civita	20%
Roberta Anamaria Civita	20%

EXHIBIT 2.03

SELLERS’ BANK ACCOUNTS

ROBERTO CIVITA

- Account number at Citibank Brazil: 3580369

GIANCARLO FRANCESCO CIVITA

- Account number at Citibank Brazil: 6002811

VICTOR CIVITA

- Account number at Citibank Brazil: 6002803

ROBERTA ANAMARIA CIVITA

- Account number at Citibank Brazil: 3580350

SCHEDULE 2.03

SHARES

Roberto Civita	526,499
Giancarlo Francesco Civita	263,249
Victor Civita	263,249
Roberta Anamaria Civita	263,249